Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2005 RESULTS

MENLO PARK, CA – September 28, 2004 – Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the first quarter ended August 29, 2004.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $46.9 million versus revenues of $41.8 million for the same period a year ago.  The Company reported a net loss for the quarter of $692,000 or $0.03 per diluted share compared to a net loss of $624,000, or $0.03 per diluted share, for the first quarter of fiscal year 2004.

The results for the prior year first quarter include revenues and gross profits from the Company’s former domestic commodity vegetable business which was sold at the end of June 2003.  In the prior year first quarter ended August 31, 2003, revenues and gross profits from selling domestic commodity vegetable products were $1.6 million and $523,000, respectively.

“The results for the first quarter are in line with achieving our goals of continuing to grow Apio’s technology-based specialty packaging produce business, while at the same time continuing to reduce Company-wide operating costs,” commented Gary Steele, President and CEO of Landec. “Consistent with the seasonality in our business and with the results from fiscal year 2004, we expect that the first half of fiscal year 2005 should show losses, and the second half and the full year are expected to be profitable.”

Landec has achieved the following key milestones thus far in fiscal year 2005:

Apio, Inc., Landec’s Food Subsidiary:

•      Entered into a joint technology development and supply agreement with Chiquita, for Apio to supply its proprietary banana packaging to Chiquita for sale with Chiquita® Brand bananas.

•      Increased value-added specialty packaging vegetable revenues by 13% compared to the same period in the prior year.

•      Increased the sales of the value added vegetable tray line by 100% and the value-added 12-ounce product line by 10% compared to the same period in the prior year.

•      Increased export revenues by 40% and export gross profits by 38% compared to the same period last year.

•      Reduced operating expenses by $371,000 or 10% compared to the first quarter a year ago.

•      Established a new $10 million working capital line of credit and a $6 million equipment line of credit with better terms and more favorable financial covenants.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•      Introduced 26 new corn hybrids for 2005, bringing the line-up to 116 hybrid seed varieties it currently has for sale.

•      Included in the 116 hybrid seed varieties are 49 hybrid offerings that will be using Early Plant® Intellicoat® seed coating technology, up from 32 last year.

Landec Consolidated:

•      Reduced Company-wide interest expense by $158,000 or 57% compared to the first quarter of fiscal year 2004.

“We have five primary objectives for fiscal year 2005:  (1) grow our value-added specialty packaged food business, (2) grow our ag seed customer base and corresponding revenues for all of our seed products, (3) commercially launch our banana packaging technology with Chiquita, (4) continue to add strategic partner relationships in each of our businesses, and (5) at least double net income compared to fiscal year 2004 results and increase revenues to over $200 million,” added Steele.

Apio, Inc.

“During the first quarter, sales of our value-added specialty packaging vegetable products grew 13% to $25.2 million compared to $22.3 million in the same period last year,” stated Steele.  “Notably, our Eat Smart® 12-ounce specialty packaged retail product line grew 10% during the first quarter compared to the same period last year and our Eat Smart vegetable tray product line grew 100% compared to the same period last year.  Partially offsetting the sales increases in vegetable trays and 12-ounce products was a decrease in sales volume of bagged products to club stores, primarily due to the realignment of distribution centers by a club store customer that we had previously disclosed.  According to AC Nielsen, for the three months ended June 30, 2004, Apio was the number one supplier of vegetable party trays to retail grocery stores in the United States, capturing 37% of the total retail vegetable party tray market.  This is an increase of 14 percentage points from 23% for the three months ended June 30, 2003.  This market share data was based on sales reported for retail grocery stores with average annual revenues over $2 million that report to AC Nielsen.  In addition, Apio’s export revenues increased 40% to $17.7 million from $12.6 million during the first quarter last year and export gross profits increased 38% to $1.0 million from $751,000 during the same period a year ago.”

“Apio’s first quarter gross profits from value-added vegetable products decreased $139,000, or 3% compared to the prior year quarter.  This decrease in gross profits is primarily due to discontinuing lower margin value-added products in preparation for introducing new value-added products in the second fiscal quarter.  The gross margins on the discontinued products were considerably lower than our average value-added margins.  In addition, certain packaging inventory associated with these discontinued products was written off.  The combination of lower gross margins on the sale of discontinued products and inventory write offs resulted in lower value-added gross profits at Apio during this year’s first quarter,” said Steele. “Offsetting the lower value-added gross profits, Apio reduced operating expenses by $371,000, resulting in net income for Apio during the first quarter of $1.3 million, an 8% increase compared to the prior year quarter.”

“In our banana program, we recently announced that Apio has entered into a joint technology development and supply agreement with Chiquita Brands International, Inc.  Under the terms of the agreement, Apio will supply Landec’s proprietary Intelimer® based packaging to Chiquita.  Chiquita in turn will package Chiquita® Brand bananas with Landec’s proprietary banana packaging for sale worldwide,” stated Steele.  “This agreement with Chiquita is the culmination of several years of market trials with bananas to validate our technology and its value in the marketplace.  We are looking forward to working with Chiquita to commercially launch several packaging formats worldwide using our proprietary banana packaging.”

Landec Consolidated

“The net loss for the quarter was comparable to the net loss during the first quarter last year due to several offsetting increases and decreases.  Items increasing the net loss include: (1) a $582,000 reduction in Apio service revenue gross profits primarily due to the Company selling its domestic commodity vegetable business in June 2003, (2) a $139,000 reduction in Apio value-added gross profits and (3) planned increases in sales and marketing costs for Apio and Landec Ag of $302,000.  These increases in the net loss were offset by: (1) a $288,000 increase in gross profits from Apio’s export business, (2) a $324,000 Company-wide reduction in general and administrative expenses, (3) a $203,000 decrease in research and development expenses primarily due to a greater emphasis in the banana program on sales and marketing, and (4) a $158,000 reduction in interest expenses,” continued Steele.

Commenting on the financial condition of the Company, Steele said, “During the first quarter ended August 29, 2004, we maintained our strong balance sheet.  The cash decrease of $873,000 during the quarter to a cash balance of $5.6 million was primarily due to (a) net cash used in operations of $538,000 and (b) the purchase of $889,000 of property, plant and equipment, partially offset by an increase in net borrowings under the Company’s lines of credit of $565,000.  As of August 29, 2004, we had availability under our lines of credit of $10.5 million.”

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag.  Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer polymers are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products with partners during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the past twelve months, Apio introduced thirty-one new value-added produce product offerings, including sixteen new Dole branded products.  Apio currently sells over 120 value-added products to retail, club store and food service customers.  In addition, Apio has expanded its retail and club store presence to nearly 10,500 stores.

Landec’s Intelimer-based food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere for the particular vegetable(s) in order to extend the shelf life of the produce. The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and to growers.

During the first quarter of fiscal year 2005, Apio continued to grow its value-added business.  Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew over 58% compared to the same period of the prior year.  The Company expects to continue to grow its market share in its value-added product lines during the remainder of fiscal year 2005.

Landec Ag’s Intellicoat Seed Coating Product Sales Grew this Past Year

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant corn during 2003.  Early Plant hybrid corn joined the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar® product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant corn increased 40% this past spring to over 56,000 acres from 40,000 acres in the spring of 2003 and over four-fold from 13,000 acres in the spring of 2002.

For Early Plant corn planted in 2003, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential when compared to uncoated corn seeds.  Landec Ag’s commercial launch in 2003 of its Intellicoat Early Plant corn seed coating technology included its own Fielder’s Choice Direct brand of hybrid seed corn and the hybrid corn seed brands of three regional seed companies.  Testimonials from farmers for their 2003 crop indicated that Early Plant corn yielded on average an increase in bushels per acre compared to corn planted at normal planting times and avoided losses associated with late planting of corn.  In addition, seven seed companies commercially tested Intellicoat coated Early Plant corn under their brand names with key customers to prepare for a broader launch of Early Plant corn in 2005.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is being used by 40 major seed companies in the production of hybrid seed corn.  This product line was planted on nearly 74,000 acres in 2004 compared to 66,000 acres in 2003.  In addition, during 2003 Landec Ag entered into a non-exclusive joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which is making Pollinator Plus coatings available to the European Union market.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC®, which is supported by its sophisticated telephonic and electronic call center. Landec Ag’s information systems provide its sales force with in-depth information about the customer’s farming trends and requirements, while also helping the farmer to better evaluate seed choices in order to match appropriate offerings with the farmer’s specific requirements.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products.  L’Oreal has now commercialized initial products in Asia, Europe and the United States using Landec’s Intelimer polymer additives.  The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in other cosmetic and personal care products.  In addition, we have developmental efforts underway relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec First Quarter 2005 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, September 29, 2004, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2005.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 244-4515 or (703) 639-1168 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, October 6th by calling (888) 266-2081 or (703) 925-2533, code #549186.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	August 29, 2004	May 30, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,585	$6,458
Accounts receivable, net	15,646	15,349
Inventory	13,173	11,227
Notes and advances receivable	757	1,450
Prepaid expenses and other current assets	1,471	1,527
Total Current Assets	36,632	36,011

Property and equipment, net	18,396	18,341
Intangible assets, net	37,628	37,642
Other assets	945	1,013
	$93,601	$93,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,330	$15,390
Accrued compensation	1,068	1,570
Other accrued liabilities	2,687	2,506
Deferred revenue	764	807
Lines of credit	5,882	5,317
Current maturities of long term debt	1,493	1,505
Total Current Liabilities	28,224	27,095

Non-current portion of long term debt	2,107	2,174
Other non-current liabilities	615	637
Minority interest	1,707	1,552

Shareholders’ Equity
Common stock	116,932	116,841
Accumulated deficit	(55,984)	(55,292)
Total Shareholders’ Equity	60,948	61,549
	$93,601	$93,007

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(unaudited)

	Three Months Ended
	August 29, 2004	August 31, 2003
Revenues:
Product sales	$45,557	$38,827
Services revenues	1,162	2,837
License fees	22	22
Research, development, and royalty revenues	113	117
Total revenues	46,854	41,803

Cost of revenue:
Cost of product sales	40,377	33,891
Cost of services revenues	737	1,830
Total cost of revenue	41,114	35,721

Gross profit	5,740	6,082

Operating costs and expenses:
Research and development	804	1,007
Selling, general and administrative	5,375	5,397
Total operating costs and expenses	6,179	6,404
Operating loss	(439)	(322)

Interest income	10	53
Interest expense	(117)	(275)
Other income (expense)	(146)	(80)
Net loss	(692)	(624)
Dividends on Series B preferred stock	—	(113)
Net loss applicable to common shareholders	$(692)	$(737)

Basic and diluted net loss per share	$(0.03)	$(0.03)

Shares used in computing basic and diluted net loss per share	23,196	21,199

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 29, 2004

QUESTIONS AND ANSWERS

1)  What are the Company’s primary areas of focus for the remainder of fiscal year 2005?

For the remainder of fiscal year 2005 we intend to focus on the following areas of operation:

a.     Work with Chiquita to rapidly commercialize our packaging technology for bananas.

b.     Increase Apio’s value-added revenues from retail grocery and foodservice by 15% to 20% compared to fiscal year 2004.

c.     Expand Apio’s value-added business through use of its exclusive domestic packaging and marketing agreement with Dole Fresh Vegetables, Inc.

d.     Increase gross profits in Apio’s value-added business by 15% to 20% compared to fiscal year 2004 by reducing production costs and focusing on higher margin products.

e.     Reduce losses in Apio’s banana program by approximately $1.4 million compared to fiscal year 2004 by no longer sourcing bananas and only selling banana packaging with Intelimer technology to Chiquita and other companies.

f.      Grow Landec Ag’s uncoated seed revenues by 15% to 20% and its Intellicoat coated seed revenues by 50% or more and grow overall ag gross profits by 20% or more compared to fiscal year 2004.

g.     Increase product sales to L’Oreal and others.

h.     Increase fiscal year revenues to over $200 million, at least double net income compared to fiscal year 2004, and generate positive cash flow from operations.

2) The recent announcement concerning the joint technology and licensing agreement with Chiquita elicits the following questions:

a)     What product(s) is the Company selling to Chiquita under the recently entered into agreement?  What is the sales price?

We will be selling our proprietary breathable membranes to Chiquita.  The price for the membranes will vary based on the size of the membrane.  The price we are charging per membrane is confidential and will not be disclosed.

b)    Does this agreement change the Company’s forecast for a loss of $1.0 million in the banana program during fiscal year 2005?  If so, what is the new projected loss?

At this time, given the start up costs and development costs associated with initiating commercialization, we are still estimating that our loss in the banana program during fiscal year 2005 will approximate our original estimate of $1.0 million.

c)     What are the exclusive fields and the non-exclusive fields covered by this agreement?

The exclusive fields are selective and confidential. For competitive and confidentiality reasons we do not intend to disclose any more details concerning exclusive versus non-exclusive fields at this time.

d)    What are the minimums based on and what are the thresholds to maintain exclusivity?

The minimums are based on annual purchases of membranes and increase over time.  The thresholds are confidential and will not be disclosed.

e)     What is the term of the agreement?

The agreement is a multi-year agreement with an option for Chiquita to extend the agreement.

f)     What impact will this agreement have on fiscal year 2006 results?

It is very difficult to estimate at this time.  We should begin selling membranes to Chiquita during the 2nd half of this fiscal year and we won’t know the build up until some time thereafter.  However, we anticipate that the banana program should at least breakeven in fiscal year 2006.

g)    What are the initial packaging formats and markets that will be targeted?

Because we entered into this agreement only recently, and the parties are just beginning to work together as a joint team, it will take some time to determine the most appropriate initial packaging formats and target markets.

3)     What is the status of the Dole branded specialty packaging products?

We are selling sixteen Dole branded bagged and vegetable tray products to retailers and club stores.  Sales of Dole branded products increased during the first quarter of fiscal year 2005 compared to the prior quarter.  In addition, Dole branded vegetable tray sales have grown significantly since their introduction last November.  According to AC Nielsen, for the three months ended June 30, 2004, the Dole branded vegetable tray was the fifth highest selling retail vegetable tray in the nation.  We expect the Dole line of products to solidly contribute to revenues and profits during fiscal year 2005.

4)     What levels of capital and R&D expenditures are expected in order to grow your core businesses?

For fiscal year 2005, we expect capital expenditures of approximately $5 million as we significantly expand and further automate our food processing capabilities at Apio.  We expect R&D expenses for fiscal year 2005 to be less than the $3.7 million spent during fiscal year 2004 as we focus more of our banana efforts on sales and marketing technical support instead of research and development.

5)     What plan does the Company have to minimize the negative financial impact from winter sourcing issues?

In planning for the upcoming winter, the Company is further enhancing the strategies we started in fiscal year 2004, which include:

•      Improving production and inventory controls

•      Obtaining produce sourcing from geographically dispersed regions

•      Developing a system to store broccoli for a longer period of time before processing

•      Diversifying our product mix to become less reliant on broccoli

6)     The Company’s cash position is $5.6 million at August 29, 2004.  Does the Company have enough cash resources to continue to operate effectively?

In addition to the $5.6 million in cash, the Company had as of the end of the first quarter $10.5 million available under its lines of credit.

Also, during the last two years, the Company has paid down long-term debt by over 80% to $3.6 million from $17.8 million.  This will reduce our annual principal and interest payments by approximately $3.7 million.

Furthermore, the cash to be received by the Company from the purchase by Chiquita of up to 500,000 shares of Common Stock of the Company will amount to approximately $3.5 million which will be used to fund expansion in our food and ag businesses.

All of the above, combined with expected cash flow from operations and lower debt payment, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

7)     In what personal care products are Landec’s Intelimer polymers being used and what are the potential revenues and gross profits from supplying Intelimer polymers to these types of products?

Our initial products are being used in L’Oreal’s lotion and cream products. The potential revenues and gross profits depend on (1) the number of products in which L’Oreal and other companies use our polymers, (2) how rapidly these products are introduced and (3) their ultimate market acceptance after introduction.  It is too early to estimate the possible financial impact from supplying products to L’Oreal and other companies. To date, personal care revenues have not been material to the Company’s operating results.  We seek to expand product sales with L’Oreal and other cosmetic and personal care companies in the future.  We believe the potential use of our materials in personal care products such as lotions, creams, color cosmetics, lipsticks and hair care could be significant over time.

8)     How do the results by line of business for the three months ended August 29, 2004 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/29/04	Three months ended 8/31/03
Revenues:
Apio Value Added	$25,202	$22,284
Apio Trading (a)	20,311	15,918
Apio Bananas	—	487
Apio Service (b)	1,162	2,837
Total Apio	46,675	41,526
Landec Ag	98	127
Corporate	81	150
Total Revenues	46,854	41,803

Gross Profit:
Apio Value Added	4,045	4,184
Apio Trading	1,185	909
Apio Bananas	—	(206)
Apio Service	425	1,007
Total Apio	5,655	5,894
Landec Ag	20	41
Corporate	65	147
Total Gross Profit	5,740	6,082

R&D:
Apio	288	421
Landec Ag	226	262
Corporate	290	324
Total R&D	804	1,007

S,G&A:
Apio	3,152	3,390
Landec Ag	1,520	1,407
Corporate	703	600
Total S,G&A	5,375	5,397

Other (c):
Apio	(881)	(843)
Landec Ag	(308)	(353)
Corporate	936	894
Total Other	(253)	(302)

Net Income (Loss):
Apio	1,334	1,240
Landec Ag (d)	(2,034)	(1,981)
Corporate	8	117
Net Loss	$(692)	$(624)
Net Loss Per Diluted Share	$(0.03)	$(0.03)

a)    Apio’s trading business includes its commission-based commodity export business and its commission-based buy/sell business.

b)    Subsequent to the sale of the domestic vegetable business in June 2003, service revenues consist solely of revenues from Apio Cooling LP.

c)     Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

d)    Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters.